EXHIBIT 5.1

July 8, 2003

Board of Directors of

Perry Ellis International, Inc.

3000 NW 107th Avenue

Miami, Florida 33172

Ladies and Gentlemen:

I have acted as counsel for Perry Ellis International, Inc., a Florida corporation (“Perry Ellis”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) which is being filed on the date hereof by Perry Ellis with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the offer and sale of up to 1,268,809 shares of Perry Ellis common stock, $0.01 par value (the “Shares”), by or for the account of the persons named as Selling Shareholders in the Registration Statement.

In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, the Registration Statement and related prospectus, Perry Ellis’ amended and restated articles of incorporation, as amended, and Perry Ells’ amended and restated by-laws. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies. In examining agreements executed by parties other than Perry Ellis, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently verified or established, I have relied upon statements and representations of officers and representatives of Perry Ellis and others.

Based on such examination, I am of the opinion that the Shares are validly issued, fully paid and non-assessable.

I am admitted to practice law in the State of Florida, and I express no opinion as to any matters governed by any law other than the law of the State of Florida and the Federal law of the United States of America.

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ ALBERTO DE CARDENAS

Alberto de Cardenas

Senior Vice President and General Counsel

Perry Ellis International, Inc.